                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to sec 240.14a-11(c) or sec 240.14a-12

                            The Kroll-O'Gara Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)       Title of each class of securities to which transaction applies:

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        2)       Aggregate number of securities to which transaction applies:

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        3)       Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        4)       Proposed maximum aggregate value of transaction:

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        5)       Total Fee Paid:

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[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid:

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        2)       Form, Schedule or Registration Statement No.:

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        4)       Date Filed:

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

KROLL-O'GARA LOGO

       9113 LeSaint Drive
       Fairfield, Ohio 45014
       (513) 874-2112
       fax (513) 874-1262

June 26, 2000

Dear Shareholder:

You are cordially invited to attend the 2000 Annual Meeting of Shareholders of The Kroll-O'Gara Company on Wednesday, July 26, 2000, at 9:00 a.m. at The Omni Netherland Plaza Hotel, 35 West 5th Street, Cincinnati, Ohio.

The Notice of 2000 Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted on at the meeting. The Annual Report for the year ended December 31, 1999 also is enclosed.

Your vote is important no matter how many shares you own. We hope you will be able to attend the meeting in person; but, in any event, please sign and date the enclosed proxy and return it in the accompanying envelope. If you wish to communicate directly with The Kroll-O'Gara Company, the mailing address of our Shareholder Information Department is 9113 LeSaint Drive, Fairfield, Ohio 45014.

Sincerely,

Jules B. Kroll
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

THE KROLL-O'GARA COMPANY
9113 LESAINT DRIVE
FAIRFIELD, OHIO 45014
(513) 874-2112

June 26, 2000

Dear Shareholder:

The Annual Meeting of Shareholders of The Kroll-O'Gara Company will be held at The Omni Netherland Plaza Hotel, 35 West 5th Street, Cincinnati, Ohio on July 26, 2000 at 9:00 a.m. (EDT), for the purpose of considering and acting upon the following:

1. The election of nine directors of the Company.

2. Approval and adoption of the Company's Employee Stock Purchase Plan.

3. The ratification of Arthur Andersen LLP as auditors of the Company for the fiscal year ending December 31, 2000.

4. Such other matters as may properly come before the meeting.

Only shareholders of record at the close of business on June 12, 2000 are entitled to receive notice of, and to vote at, the meeting. Management, at present, knows of no other business to be brought before the meeting.

By Order of The Board of Directors

Abram S. Gordon
Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER DATED PROXY, OR ATTENDING THE MEETING AND VOTING IN PERSON.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
JULY 26, 2000

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Kroll-O'Gara Company (the "Company") of proxies to be voted at the Annual Meeting of Shareholders on July 26, 2000. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders of the Company on or about June 26, 2000.

OUTSTANDING VOTING SECURITIES

The number of voting securities of the Company outstanding on June 12, 2000, the record date for the meeting, was 22,311,173 shares of Common Stock, $.01 par value, each entitled to one vote, owned by approximately 222 shareholders of record. A list of shareholders of the Company may be examined at the offices of the Company at the address given on the Notice of Annual Meeting.

PROXIES AND VOTING

When the enclosed proxy card is properly executed and returned, the shares it represents will be voted as specified; if no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Company, by giving a later dated proxy indicating a desire to vote differently or by appearing at the meeting and casting a ballot.

The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of the Company by personal interview, telephone and facsimile. Banks, brokerage houses and other record owners will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to beneficial owners and in obtaining voting instructions from those owners.

The affirmative vote of a plurality of the votes cast at the meeting will be sufficient for the election of directors. The Company's Common Stock has no cumulative voting rights. The approval of the Employee Stock Purchase Plan and the ratification of the appointment of auditors each will be determined by the affirmative vote of a majority of the votes cast, with abstentions having the effect of negative votes and broker non-votes deemed to be absent shares. There are no rights of appraisal or similar rights of dissenting shareholders with respect to any matter to be acted upon at the meeting.

THE BOARD OF DIRECTORS

The Company's corporate powers are exercised, and its business, property and affairs are managed, by or under the direction of the Board of Directors. Currently there are nine directors, all of whom have been renominated to serve until the Annual Meeting in 2001 or until their successors are elected and qualified. Information on each nominee is given below.

JULES B. KROLL has been Chairman of the Board of the Company since the merger of The O'Gara Company and Kroll Holdings, Inc. on December 1, 1997. Mr. Kroll was named Co-Chief Executive Officer of the Company and Chief Executive Officer of the Investigations and Intelligence Group in April 2000. Previously he had served as the Company's Chief Executive Officer since the Kroll Holdings merger. He founded the Company's Kroll Associates, Inc. subsidiary in 1972 and has been the Chairman of the Board of Directors and Chief Executive Officer of Kroll Associates and Kroll Holdings since their foundings. Mr. Kroll also is a director of Presidential Life Insurance Company and Security Technologies Group, Inc. He has been a director of the Company since December 1997. Age 59.

THOMAS M. O'GARA has been Vice Chairman of the Board since the Kroll Holdings merger. He served as Chairman of the Board of the Company from August 1996 until December 1997. Mr. O'Gara also has been Chairman of the Board of the Company's O'Gara-Hess & Eisenhardt Armoring Company ("OHE") subsidiary since 1990 and was OHE's Chief Executive Officer from 1990 until 1995. He has been a director of the Company since August 1996 and a director of OHE since 1988. Mr. O'Gara has served in the Company, its subsidiaries and its predecessors in numerous executive capacities since 1975. Thomas M. O'Gara and Wilfred T. O'Gara are brothers. Age 49.

WILFRED T. O'GARA was named Co-Chief Executive Officer of the Company and Chief Executive Officer of the Security Products and Services Group in April 2000. Previously he had served as the Company's President and Chief Operating Officer since the Kroll Holdings merger and as its Chief Executive Officer from August 1996 until that merger. Mr. O'Gara has been associated with the Company, its subsidiaries and its predecessors since 1983 and has held numerous executive officer and director positions, including serving as Chief Executive Officer of OHE since January 1996, President and Chief Operating Officer of OHE from 1991 through 1995 and Vice President -- Sales and Marketing of OHE from 1988 until 1991. Mr. O'Gara has been a director of the Company since August 1996 and a director of OHE since 1991. Mr. O'Gara also is a director of LSI Industries, Inc. Age 42.

MICHAEL G. CHERKASKY has been President and Chief Operating Officer of the Company's Investigations and Intelligence Group since December 1997. Prior to the Kroll Holdings merger he had been an Executive Managing Director of Kroll Holdings since April 1997 and Chief Operating Officer of Kroll Holdings since January 1997. From November 1995 to January 1997, he was the head of Kroll Holdings' North American Region and from February 1994 to November 1995 he was the head of Kroll Holdings' Monitoring Group. From June 1993 to November 1993, Mr. Cherkasky was a candidate for public office. From 1978 to June 1993, Mr. Cherkasky was with the District Attorney's office for New York County, his last position being Chief of the Investigation Division. He became a director of the Company in December 1997. Age 50.

MARSHALL S. COGAN has been Chairman of Foamex International, Inc., a manufacturer of polyurethane foam products, since May 1997. Mr. Cogan was Chairman and Chief Executive Officer of United Auto Group, Inc., a franchisor of car and light truck dealerships, from 1997 to 1999. He was Chairman of the Executive Committee of Foamex International from 1993 until 1997 and was Chief Executive Officer of Foamex International from 1994 until 1997. Since 1974 he has been the principal shareholder, Chairman or Co-Chairman of the Board of Directors, and Chief Executive Officer or Co-Chief Executive Officer, of Trace International Holdings, Inc., a holding company operating businesses in the auto sales, foam, textile and publishing industries. Mr. Cogan is a director of United Auto Group. Mr. Cogan has been a director of the Company since December 1997. Age 63.

MICHAEL J. LENNON has been President and Chief Operating Officer of the Company's Security Products and Services Group since December 1997. He also has been the President and Chief Operating Officer of OHE since January 1996. Mr. Lennon joined OHE in February 1994 as Manager of Commercial and Military Programs; he became Vice President for Sales, Marketing and Program Management in October 1994 and served OHE in that capacity through 1995. Prior to joining OHE, Mr. Lennon had 15 years' experience in engineering, manufacturing, quality control and marketing with General Electric Company, which he joined in 1979. From 1990 to 1994, he was Manager of Advanced Technology Marketing for its G.E. Aircraft Engines business. Mr. Lennon has been a director of the Company since March 1998. Age 44.

RAYMOND E. MABUS is President of International Management and Development Group Ltd., a provider of workforce analysis, foreign investment planning and resource generation services, and of counsel to the law firm of Baker, Donaldson, Bearman and Caldwell. He also manages a family timber business. He served as the United States Ambassador to the Kingdom of Saudi Arabia from 1994 until 1996, as a consultant to Mobil Telecommunications Technology from 1992 until 1994 and as Governor of the State of Mississippi from 1988 until 1992. Mr. Mabus has been a director of the Company since November 1996. Age 51.

HUGH E. PRICE is head of the Company's Crisis Management Group and its Kroll Information Services Group, both of which are part of the Security Products and Services Group. During 1995 and 1996, prior to joining the Company, he was a consultant to various businesses and organizations. Until his retirement in 1995, Mr. Price had been employed by the Central Intelligence Agency since 1964. His positions with the Agency included Deputy and Associate Deputy Director for Operations (1991-1995), Chief and Deputy Chief for Counterintelligence (1988-1990) and Director of Personnel (1986-1988). Mr. Price has been a director of the Company since October 1996. Age 63.

WILLIAM S. SESSIONS is a partner in the law firm of Sessions & Sessions, L.C. and is a consultant to various public and private businesses. From 1987 until 1993, Mr. Sessions was Director of the Federal Bureau of Investigation. He served as a United States District Judge for the Western District of Texas from 1974 until 1987. Mr. Sessions is a director of Zenith National Insurance Company. He has been a director of the Company since November 1996. Age 70.

MEETINGS; COMMITTEES OF THE BOARD. The Board of Directors held eight meetings in 1999. The Board has an Audit Committee and a Compensation Committee, both of which are composed of Messrs. Cogan, Mabus and Sessions. The Audit Committee recommends the appointment of independent accountants and reviews and discusses with the independent accountants the scope of their examination, their proposed fee and the overall approach to the audit. The Audit Committee also reviews with the independent accountants and the Company's financial management the annual financial statements and discusses the effectiveness of internal accounting controls. The Audit Committee met one time in 1999. The Compensation Committee has responsibility for establishing executive officers' compensation and fringe benefits. The Compensation Committee met two times in 1999. The Board does not have a Nominating Committee. Each incumbent director attended more than seventy five percent of the aggregate of all meetings of the Board which he was eligible to attend and all meetings of committees on which he served during 1999.

COMPENSATION OF DIRECTORS. Directors who are not employees of the Company receive annually a $15,000 fee, plus options to purchase 2,000 shares of Common Stock, for serving as directors. These directors are paid $1,000 for each Board meeting attended in person and $750 for Board meetings held by telephone. Each Committee Chairman receives an annual fee of $1,600 and committee members, including the Chairman, receive $750 per meeting attended, whether in person or by telephone, unless the meeting occurs on the same day as a Board meeting, in which case no separate fee is paid. Employee directors are not separately compensated for their services as directors.

Under the Company's Outside Directors' Deferred Compensation Plan, each nonemployee director is entitled to defer all or a portion of his director's fees into a bookkeeping account. The account is credited with "phantom" units representing shares of the Company's Common Stock equivalent in value to the amount of each fee deferred, at the time earned. Unless a later time is selected by a director, the value of the units in the director's account will be paid in cash when the director's service on the Company's Board terminates or at the time of a "change in control" of the Company as defined in the Plan.

APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION. The Kroll-O'Gara Company Employee Stock Purchase Plan (the "Section 423 Plan" or the "Plan") is being established to provide employees of the Company and certain of its subsidiaries with an opportunity and an incentive to acquire an ownership interest in the Company's Common Stock. A summary of the
Section 423 Plan follows. The full text of the Plan is set forth as Exhibit A to this Proxy Statement.

The Board of Directors believes that the Section 423 Plan will advance the interests of the Company by providing its employees with additional incentive to remain with the Company and with a proprietary interest in the success of the Company.

The Board of Directors recommends a vote "FOR" approval of the Section 423 Plan.

THE SECTION 423 PLAN. A maximum of 1,000,000 shares of Common Stock may be purchased under the Section 423 Plan by eligible employees of the Company and its designated subsidiaries. Currently, all of the Company's U.S. subsidiaries are designated subsidiaries for purposes of participation in the Plan. To be eligible, an employee must have been employed by the Company or a designated subsidiary for at least 90 continuous days and may not own stock possessing 5% or more of the voting power or value of all classes of stock of the Company or a subsidiary. The Company estimates that approximately 1,500 employees currently are eligible to participate in the Section 423 Plan. Appropriate adjustments in the number of shares issuable under the Plan will be made to reflect changes in the Company's capitalization.

An employee who elects to participate in the Plan must authorize regular after-tax payroll deductions. The minimum deduction allowed by the Plan is $5 per week. The maximum deduction permitted is 10% of the employee's W-2 earnings per payroll. Deductions will be credited to the participant's stock purchase account maintained by The Fifth Third Bank, the Plan's custodian. In addition to payroll deduction amounts, a participant's account will be credited with any dividends on shares held in the account. Participants will receive no interest on accrued funds in their stock purchase accounts.

The Plan establishes Offering Periods which generally will run from January through June and July through December of each year. Immediately following the end of each Offering Period, Fifth Third Bank will purchase whole shares of the Company's Common Stock with the funds available in a participant's account. Purchases may be made on the open market or from the Company. Initially, it is expected that all purchases will be made from the Company. The purchase price to the participant will be 85% of the Fair Market Value of the stock at the beginning of the Offering Period or at the end of the Offering Period, whichever is less. The Company will bear the remainder (15%) of the cost and the brokerage fees on any open market purchases. The Plan Committee has the authority to change the timing and/or length of the Offering Periods. For purposes of the Plan "Fair Market Value" generally means the closing sale price of the Company's Common Stock reported in The Wall Street Journal on an applicable date.

In any calendar year, a participant may not purchase Common Stock under the
Section 423 Plan having a market value of more than $25,000, calculated based on the full Fair Market Value of the Common Stock at the beginning of each Offering Period that year. Participants have the right to direct the voting of all shares held in their accounts and to receive statements twice a year on the status of their accounts. A participant may designate one or more beneficiaries to receive his or her interest in the Plan in the event of the participant's death.

Distributions from a participant's account will be made either on the request of the participant or in accordance with the requirements of the Section 423 Plan. A participant may request a withdrawal from his or her account at any time; however, the participant then must withdraw everything in the account, must cease payroll deductions under the Plan and may not resume payroll deductions under the Plan until the start of an Offering Period beginning at least six months after the withdrawal.

The Section 423 Plan requires that all shares of Common Stock and cash in a participant's account be distributed (1) if the participant ceases to be eligible to participate in the Plan (for example, as the result of termination of employment) or (2) if the Plan is terminated.

The Section 423 Plan will be administered by a Committee of at least two persons chosen by the Company's Board of Directors. Subject to the general control of the Board and the terms of the Plan, the Committee has full power to adopt rules relating to the Plan and to administer and interpret the Plan. The Plan may be amended at any time by the Board. The Board also has the power to terminate or suspend the Plan at any time.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. Contributions to the Section 423 Plan are made by payroll deductions after federal, state and local taxes have been withheld. In addition, a participant in the Plan is responsible for taxes on any dividends paid on the shares of Common Stock held in his or her account and for all tax consequences resulting from the sale of shares bought under the Plan. The tax consequences from the sale of Section 423 Plan shares depend in part on the length of time the shares have been held and whether a gain or loss is realized at the time of sale. Under all circumstances, if a gain is realized, a participant (or the participant's estate) will be required to report as ordinary income the 15% discount in purchase price (or, if less, the actual amount of the gain). Also, if the shares from an Offering Period are sold less than two years from the beginning of that Offering Period, any additional gain on the sale of the stock will be taxed as ordinary income and the Company will be entitled to take an income tax deduction equal to that additional amount.

The Plan is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. If the Plan at any time does not comply with Code Section 423, it will be terminated as promptly as practicable.

ACCOUNTING. Under current accounting practices, a Section 423 plan is considered to be noncompensatory. As a result, the Company's sale of stock in accordance with the Plan does not result in any charge against earnings.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board desires to obtain from shareholders an indication of their approval or disapproval of the Board's action in appointing Arthur Andersen LLP independent public accountants of the Company for the year 2000.

Arthur Andersen LLP has served the Company since its inception in 1996. Representatives of Arthur Andersen LLP will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" approval of Arthur Andersen LLP.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY INFORMATION. The following table sets forth, for the fiscal years indicated, amounts of cash and certain other compensation paid by the Company and its subsidiaries, for services in all capacities, to Jules B. Kroll, the Company's Chief Executive Officer during 1999, and each of the five other most highly compensated executive officers during 1999. These persons are sometimes referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                     ANNUAL COMPENSATION         COMPENSATION AWARDS
                                 ---------------------------   -----------------------
                                                                            SECURITIES
                                                      OTHER                 UNDERLYING
                                                     ANNUAL    RESTRICTED     STOCK
                                                     COMPEN-     STOCK        OPTION      ALL OTHER
   NAME AND CURRENT              SALARY     BONUS    SATION      AWARDS       GRANTS     COMPENSATION
  PRINCIPAL POSITION     YEAR      ($)       ($)       ($)       ($)(1)        (#)          ($)(2)
  ------------------     ----    -------   -------   -------   ----------   ----------   ------------
Jules B. Kroll           1999    375,000        --     --            --           --        14,661
Chairman and Co-Chief    1998    375,000        --     --            --           --        31,915
Executive Officer        1997    489,583        --     --            --           --        32,965

Thomas M. O'Gara         1999    275,000        --     --            --           --         3,324
Vice Chairman            1998    275,000        --     --            --           --         3,909
                         1997    252,083        --     --            --       23,150         4,568

Wilfred T. O'Gara        1999    350,000        --     --            --       17,000         2,967
Co-Chief Executive       1998    350,000        --     --            --           --         2,292
Officer                  1997    240,000    45,000     --            --       98,150         4,898

Michael G. Cherkasky     1999    400,000   100,000     --       155,628       50,000         9,740
Chief Operating
Officer --               1998    400,000        --     --            --           --        25,930
Investigations and       1997    400,000        --     --            --       25,000        28,914
Intelligence Group                                                                          26,767

Nazzareno E. Paciotti    1999    275,520    66,667     --            --       10,000         8,777
Chief Financial Officer  1998    275,520    66,667     --            --           --        19,813
                         1997    275,520    66,667     --            --       15,000        26,984

---------------

(1) Represents 6,000 shares of restricted stock for Mr. Cherkasky, awarded on March 25, 1999 under the Company's 1998 Stock Incentive Plan and having an aggregate value at December 31, 1999 of $93,000. No other shares of restricted stock are held by Mr. Cherkasky. The shares vest over a three year period, with 50% vesting ratably over the first 12 months after the date of grant and an additional 25% vesting ratably over each of the second and third 12 months after the date of grant. Until vested, the shares have no dividend rights.

(2) Represents profit-sharing contributions of $2,400 for each person; supplemental disability plan benefits of $7,674 for Mr. Kroll, $4,639 for Mr. Cherkasky and $4,002 for Mr. Paciotti; group term life insurance benefits of $4,567 for Mr. Kroll, $2,701 for Mr. Cherkasky and $2,375 for Mr. Paciotti; and executive disability insurance plan benefits of $924 for Mr. Thomas M. O'Gara and $567 for Mr. Wilfred T. O'Gara.

EMPLOYMENT AGREEMENTS. The Company has employment agreements expiring on November 30, 2000 with each of the following executive officers providing for annual base salaries in the listed amounts: Jules B. Kroll, $375,000; Thomas M. O'Gara, $275,000; Wilfred T. O'Gara, $350,000; Michael J. Lennon, $185,000;
Nazzareno E. Paciotti, $275,000; Nicholas P. Carpinello, $180,000; Abram S. Gordon, $150,000. Each of these executive officers also is entitled to participate in an annual bonus plan established by the Compensation Committee of the Board and to receive up to 50% of the bonus in shares of the Company's Common Stock. Pursuant to these employment agreements, employment may be terminated by the Company at any time with or without cause, except that, in a case of termination without cause, the employee is entitled to receive compensation for the greater of the balance of the term of the agreement or one year. The agreements also provide that if the Company does not renew the agreement for one year or more at the end of the term, the employee will receive an amount equal to one year's base salary. Each employment agreement restricts the executive officer from competing with the Company during the term of the agreement, and for two years thereafter if termination of employment is for cause or at the volition of the employee. Each of Messrs. Thomas M. and Wilfred
T. O'Gara has further agreed that during his employment and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "O'Gara" as a business or trade name and competes with the Company. Additionally, Mr. Kroll has agreed that during his employment and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "Kroll" as a business or trade name and competes with the Company.

In May 1999 Mr. Cherkasky entered into an employment agreement with the Company for an "evergreen" two year term. The agreement provides for a base salary of $400,000 for 1999 and for subsequent annual calendar year increases of at least 4%. Mr. Cherkasky also is entitled to participate in the Company's annual bonus, stock option, stock incentive and other benefit plans. In connection with the agreement, he received a signing bonus of $140,000, payable $40,000 in May 1999 and $100,000 in January 2000. On each three-year anniversary of the agreement he will receive an additional $350,000. In the event the agreement is terminated due to Mr. Cherkasky's death or disability or by the Company for other than cause or by Mr. Cherkasky for good reason, he is entitled to receive a lump sum payment equal to the value of his salary, annual bonus, the three-year anniversary payment, stock options and incentive stock for the remainder of the term. During his employment and for two years after his employment terminates, if the termination occurs during the first two years of the agreement and is by the Company for cause or by him for other than good reason, Mr. Cherkasky is restricted from directly or indirectly engaging in the investigations and intelligence business. For purposes of the agreement, "cause" means conviction of a felony and "good reason" includes a change in duties or responsibilities, a reduction in compensation or any person or group other than Jules Kroll becoming the beneficial owner of 35% or more of the voting power of the Company's securities.

STOCK OPTIONS. The following table presents information on option grants to the named executive officers during 1999 pursuant to the Company's 1996 Stock Option Plan. The Plan does not provide for the grant of stock appreciation rights ("SARs").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS(1)
                          ------------------------------------------------------     POTENTIAL REALIZABLE
                          NUMBER OF                                                    VALUE AT ASSUMED
                          SECURITIES     % OF TOTAL                                 ANNUAL RATES OF STOCK
                          UNDERLYING      OPTIONS        EXERCISE                     PRICE APPRECIATION
                           OPTIONS       GRANTED TO         OR                         FOR OPTION TERM
                           GRANTED      EMPLOYEES IN    BASE PRICE    EXPIRATION    ----------------------
          NAME               (#)        FISCAL YEAR       ($/SH)         DATE        5%($)        10%($)
          ----            ----------    ------------    ----------    ----------    --------    ----------
Jules B. Kroll                  --           --               --            --           --            --
Thomas M. O'Gara                --           --               --            --           --            --
Wilfred T. O'Gara           17,000          2.6           26.938       3/24/09      288,021       729,902
Michael G. Cherkasky        50,000          7.7           26.938       3/24/09      847,121     2,146,771
Nazzareno E. Paciotti       10,000          1.5           26.938       3/24/09      169,424       429,354

---------------

(1) All options vest one-third per year beginning one year after the date of grant. The exercise price of all options may be paid in cash or by the transfer of shares of the Company's Common Stock valued at their fair market value on the date of exercise. Each option becomes exercisable in full in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which the Company is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company.

With respect to each named executive officer, the following table sets forth information concerning stock options exercised during 1999 and unexercised stock options held at December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                       NUMBER OF
                                                                       SECURITIES          VALUE OF
                                                                       UNDERLYING         UNEXERCISED
                                                    VALUE             UNEXERCISED        IN-THE-MONEY
                                                 REALIZED($)           OPTIONS AT         OPTIONS AT
                                               ----------------        FY-END(#)           FY-END($)
                                               (MARKET PRICE ON      --------------      -------------
                          SHARES ACQUIRED       EXERCISE LESS         EXERCISABLE/       EXERCISABLE/
          NAME            ON EXERCISE(#)       EXERCISE PRICE)       UNEXERCISABLE       UNEXERCISABLE
          ----            ---------------      ----------------      --------------      -------------
Jules B. Kroll                    --                    --                       --                 --
Thomas M. O'Gara                  --                    --             15,443/7,717      67,905/33,955
Wilfred T. O'Gara             14,703               341,240            62,730/49,717      86,612/42,444
Michael G. Cherkasky              --                    --           109,445/62,084       1,188,931/--
Nazzareno E. Paciotti             --                    --           100,529/15,000       1,188,931/--

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The policy of the Compensation Committee of the Board is to provide compensation that attracts, motivates, and retains a highly qualified management team meeting the special management requirements of this Company. The compensation program is central to the successful operation and growth of the Company and is intended to align closely the interests of management with those of the Company's shareholders.

Statement of Purpose. The Committee believes that a compensation program must enable the Company to attract a limited number of executives with critical experience for key positions and to retain and motivate strong, capable management. At the same time, the cost of management compensation must bear a reasonable relationship to the performance of the Company and the total return to shareholders on their investment in the Company. The purposes of the program approved and actions taken by the Compensation Committee are as follows:

- Encourage and reward an entrepreneurial spirit and business success each year in the operating divisions of the Company and, at the same time, build the structure and teamwork necessary for profitable long-term growth in the Company's business.

- Provide executives who succeed within the Company the opportunity to build capital value through stock options and stock, as long as shareholders build corresponding value.

Cash Compensation. To achieve these purposes, the Committee has set total cash compensation at levels that it believes are reasonable in light of the Company's size and financial results. Salaries are reviewed annually and are determined based on specific executive responsibilities, the changing nature of these responsibilities and performance. Total cash compensation each year can be increased or decreased substantially from the prior year depending on the size of the annual incentive payment awarded.

The Company has employment agreements with its executive officers, including Mr. Kroll, the Company's Chief Executive Officer during 1999. These agreements, including the annual base salary of each executive officer, are described above under "Employment Agreements."

In early 1998, the Company engaged William M. Mercer, Incorporated, a well regarded compensation consulting firm, to formulate a new incentive compensation plan for the Company. After review and evaluation of that firm's recommendations, the Company implemented a plan designed to reinforce the Company's entrepreneurial culture. The plan emphasizes a pay-for-performance compensation philosophy in which base salaries are set at competitive market median levels and annual incentive opportunities are based on aggressive financial performance targets. If the financial performance targets are achieved, then total cash compensation will be above market median levels. At the time the plan was adopted, the current base salaries for the Chief Executive Officer and most other executive officers were within the ranges set forth in the plan. Therefore, the base salaries of the Chief Executive Officer and most of the other executive officers were not increased for 1999. All salaries were reviewed at the end of 1999 and, based on the Company's financial results, were not increased.

Based on the guidelines set forth in the compensation plan for financial performance, cash incentive compensation was not awarded for 1999 to the Chief Executive Officer or any of the named executive officers. Mr. Cherkasky's bonus was part of a signing bonus required by his employment agreement. Mr. Paciotti's bonus was based on a compensation plan in effect at Kroll Associates at the time of the Company's merger with Kroll Holdings, which now is fully paid.

Long-Term Stock Incentives. The Company's overall compensation plan also provides long term incentives principally through the granting of stock options at market competitive levels under the Company's 1996 Stock Option Plan, with the Committee responsible for grants to the Company's executive officers. The purpose of the 1996 Plan is to provide long-term compensation which, because it is based upon stock price appreciation, directly aligns the interest of management with that of shareholders. Options were awarded to Messrs. Wilfred T. O'Gara, Cherkasky and Paciotti in April 1999. Due to their significant ownership interests in the Company, Messrs. Kroll and Thomas M. O'Gara did not receive stock option grants.

In 1998 the Company adopted a Stock Incentive Plan providing for the grant of shares of restricted stock, primarily to non-executive officer management employees. Two of the Company's executive officers, including Mr. Cherkasky, have been awarded an aggregate of 8,500 shares of restricted stock under the Stock Incentive Plan.

Section 162(m) of the Internal Revenue Code and its related regulations (together "Section 162(m)") limit the deductibility of non-"performance based" compensation received by each of the Company's named executive officers to $1 million per year. Compensation meeting criteria specified in Section 162(m) is considered "performance based" and is excluded from the limitation on deductibility. The Company's 1996 Stock Option Plan and all options granted to the Company's named executive officers under the Plan are designed to meet the
Section 162(m) criteria for performance based compensation. In 1999, no named executive officer received non-performance based compensation in excess of $500,000, and the Committee currently does not expect the Section 162(m) limitation to be an issue in its compensation decisions during 2000. The policy of the Committee is to maintain a compensation program that maximizes the creation of long-term shareholder value. As appropriate in the future, the Committee will consider qualifying the deductibility of compensation to the extent consistent with the objectives of the Company's executive compensation program and with maintaining competitive compensation.

                                          William S. Sessions, Chairman
                                          Marshall S. Cogan
                                          Raymond E. Mabus

                      KROLL-O'GARA STOCK PRICE PERFORMANCE

The following graph compares the performance of the Company's Common Stock with the performance of companies included in the Russell 2000 Index of Small Capitalization Companies and in a self-constructed peer group index. The graph assumes that $100 was invested on November 13, 1996, the first day of trading of the Company's Common Stock, and that any dividends were reinvested.

                COMPARISON OF 37 MONTH CUMULATIVE TOTAL RETURN*
             AMONG THE KROLL-O'GARA COMPANY, THE RUSSELL 2000 INDEX
                                AND A PEER GROUP

                               [COMPARISON GRAPH]

*$100 INVESTED ON 11/13/96 IN STOCK OR ON
 10/31/96 IN INDEX -- INCLUDING REINVESTMENT
 OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.


                              11/13/96   12/31/96   12/31/97   12/31/98   12/31/99
  The Kroll-O'Gara Company      $100       $108       $196       $438       $183
  Russell 2000 Index            $100       $109       $143       $134       $132
  Peer Group Index              $100       $ 98       $110       $ 88       $ 86

Because the Company operates in three business segments, no published peer group accurately mirrors the Company's business. Accordingly, the Company has created a special peer group, currently composed of Armor Holdings, Inc., Simula, Inc. and Spartan Motors, Inc. The returns of each company are weighted according to its respective stock market capitalization. The peer group was selected based upon criteria including business activities, industries served, size of company and market capitalization. Previously, the peer group included Pinkerton's, Inc., which is no longer a public company. The graph above has been revised to reflect the current peer group.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GENERAL

In connection with the Company's initial public offering, the Board adopted a policy requiring that any future transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Board.

Described below are certain transactions and relationships between the Company and certain of its officers, directors and shareholders which have occurred during the last fiscal year. Except with respect to interest rates charged on certain of the intercompany notes and accounts payable/receivable, the Company believes that the material terms of the various transactions were as favorable as could have been obtained from unrelated third parties.

VICTORY AVIATION

Victory Aviation Services, Inc. is a Delaware corporation of which Messrs. Thomas M. O'Gara, Wilfred T. O'Gara and Carpinello own approximately 92%, 1% and 1%, respectively, of the outstanding capital stock.

Lease agreements. The Company has a Master Equipment Lease with Victory Aviation, entered into in July 1995, under which the Company leases various items of equipment from Victory Aviation. As of December 31, 1999, the Company had approximately $1,250,000 of equipment under lease for terms up to 36 months, beginning on various dates between July 1995 and April 1996. Rental expenses were $566,213 for the year ended December 31, 1999.

Supplier arrangements. During 1995 and 1996, the Company purchased the dual-hard steel required for its vehicle armoring from Victory Aviation, which distributed the steel for an unrelated third party. At December 31, 1999, the Company had receivables of $282,345 from Victory Aviation in connection with the prior arrangement, which sum is guaranteed by the shareholders of Victory Aviation. All other aspects of the arrangement have been terminated.

Corporate aircraft. In February 1995, the Company entered into a lease for a Gulfstream G-II aircraft owned by Victory Aviation. Effective June 1, 1998, the Company reached an agreement to amend the corporate aircraft lease. The terms of the aircraft lease addendum provide the Company with a hourly discount from the normal commercial hourly rate on future charters of corporate aircraft from Victory Aviation in order to amortize the remaining portion of existing lease deposits from the original aircraft lease. The Company had approximately $403,000 in unamortized lease deposits with Victory Aviation as of December 31, 1999. Rental expense related to the Gulfstream lease, including amortization of the deposit, was $82,000 for 1999.

INTERCOMPANY NOTES AND ACCOUNTS PAYABLE/RECEIVABLE AND CERTAIN LOANS

During 1999, the Company and Mr. Kroll agreed to reimburse the Company for a portion of general and administrative expenses, including outside professional fees, office rent and travel expenses, which were incurred for the benefit of both the Company and Mr. Kroll. Amounts due to the Company at December 31, 1999 pursuant to this agreement were $281,561.

During 1999, the Company rendered risk management services, including marketing support, and claims investigations services to American International Group, Inc. and its subsidiaries. The Company billed AIG and its subsidiaries $4,779,449 in 1999 for these services. The year-end accounts receivable balance for AIG was $1,231,685 at December 31, 1999. Since 1995, the Company has purchased some of its liability insurance, including Professional Errors and Omissions and Directors and Officers liability insurance, from AIG's subsidiaries. AIG's subsidiaries billed the Company $361,320 for this insurance during 1999. The Company obtains the coverage through an independent insurance broker and where possible obtains competitive proposals from unrelated third parties.

PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock on June 12, 2000 by (1) each beneficial owner of more than five percent of the Common Stock, (2) each director and named executive officer individually, and (3) all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect to such shares.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                            NAME                                NUMBER        PERCENT
                            ----                              -----------    ---------
Jules B. Kroll(2)(3)........................................   2,879,991       12.9
Thomas M. O'Gara(2).........................................   2,441,369       10.9
Wilfred T. O'Gara...........................................     319,156        1.4
Michael G. Cherkasky........................................     156,146          *
Marshall S. Cogan...........................................       2,000          *
Michael J. Lennon...........................................      38,594          *
Raymond E. Mabus............................................       4,000          *
Nazzareno E. Paciotti.......................................     117,178          *
Hugh E. Price...............................................      14,889          *
William S. Sessions.........................................       4,000          *
All directors and executive officers as a group
  (12 persons)..............................................   6,076,620       26.7
American International Group, Inc.(2).......................   1,444,212        6.5
Lord, Abbett & Co.(2).......................................   1,865,950        8.4

---------------

 * Less than 1%.

(1) Includes the following numbers of shares of Common Stock which may be acquired through the exercise of currently exercisable stock options or stock options which become exercisable within 60 days after June 12, 2000:
    Mr. Kroll, none; Mr. Thomas M. O'Gara, 23,150 shares; Mr. Wilfred T. O'Gara, 76,113 shares; Mr. Cherkasky, 123,861 shares; Mr. Cogan, 2,000 shares; Mr. Lennon, 25,303 shares; Mr. Mabus, 4,000 shares; Mr. Paciotti, 103,862 shares; Mr. Price, 14,889 shares; Mr. Sessions, 4,000 shares; and all directors and executive officers as a group, 421,842 shares. Also includes for Messrs. Cherkasky and Lennon, 250 and 104 shares, respectively, of restricted stock that vest within 60 days of June 12, 2000.

(2) Mr. Kroll's address is 900 Third Avenue, New York, New York 10022. Mr. O'Gara's address is 9113 LeSaint Drive, Fairfield, Ohio 45014. AIG's address is 70 Pine Street, New York, New York 10270. Lord, Abbett & Co.'s address is 767 Fifth Avenue, New York, New York 10153.

(3) Does not include 192,560 shares held by trusts for the benefit of Mr. Kroll's adult children, in which Mr. Kroll disclaims any beneficial interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission. These persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) forms were filed on a timely basis during and for 1999.

SHAREHOLDER PROPOSALS

Shareholder proposals will be considered for inclusion in the Proxy Statement for the 2001 Annual Meeting if they are received by the Company before the close of business on February 23, 2001.

In addition, the Company will retain its discretionary authority to vote proxies on any matter raised by a shareholder at the 2001 Annual Meeting (and not included in the Company's Proxy Statement) unless the Company is notified prior to May 11, 2001 that the shareholder intends to present the matter at that meeting. If there is a change in the date after which shareholder notification is untimely, the Company will so inform shareholders by notice in a filing with the SEC.

OTHER BUSINESS

The Company is not aware of any matters which properly may be presented at the meeting other than those discussed above. However, if other matters do come before the meeting, proxies will be voted on those matters in accordance with the recommendation of the Board.

                                                                       Exhibit A

                            THE KROLL-O'GARA COMPANY

                          EMPLOYEE STOCK PURCHASE PLAN

1.   PURPOSE

     The Kroll-O'Gara Company Employee Stock Purchase Plan enables an Eligible Employee to acquire Kroll-O'Gara Stock through payroll deductions and is intended to advance the interests of Kroll-O'Gara by encouraging stock ownership by Eligible Employees.

2.   DEFINITIONS

     2.1 "Available Funds" mean authorized payroll deductions and cash dividends which are credited to a Participant's Stock Purchase Account and are available for the purchase of Kroll-O'Gara Stock.

     2.2  "Board of Directors" means the Board of Directors of Kroll-O'Gara.

     2.3  "Code" means the Internal Revenue Code of 1986, as amended.

     2.4 "Committee" means a committee consisting of at least two members chosen by the Board of Directors to administer the Plan.

     2.5 "Continuous Service" means the length of time an Employee has been in the continuous employ of Kroll-O'Gara and/or a Subsidiary as determined by the continuity of service rules of Kroll-O'Gara or such Subsidiary.

     2.6 "Custodian" means the custodian for this Plan, currently The Fifth Third Bank, Cincinnati, Ohio.

     2.7 "Designated Subsidiary" means the Subsidiaries listed on Exhibit 1 to this Plan, as well as any future Subsidiary which is designated by the Board of Directors from time to time, in its sole discretion, to participate in this Plan.

     2.8  "Eligible Employee" means any person who:

          (i) is an Employee of Kroll-O'Gara or a Designated Subsidiary;

          (ii) has at least ninety (90) days of Continuous Service; and

          (iii) is not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Kroll-O'Gara or a parent or subsidiary corporation.

     2.9 "Employee" means any person employed by Kroll-O'Gara or a Designated Subsidiary.

     2.10 "Exercise Date" means the last day of an Offering Period.

     2.11 "Exercise Price" means the price at which Kroll-O'Gara Stock is purchased for the benefit of Participants in any Offering Period. The Exercise Price for an Offering Period shall be an amount equal to 85% of the Fair Market Value of a share of Kroll-O'Gara Stock on the Grant Date or on the Exercise Date of that Offering Period, whichever is less.

     2.12 "Fair Market Value" means the closing sale price per share of Kroll-O'Gara Stock on the principal United States stock exchange or national market system on which Kroll-O'Gara Stock is traded, as that closing sale price is reported in The Wall Street Journal (or such other source as the Committee deems reliable). If there are no reported sales on the date on which an Offering Period begins, then the closing sale price on the next following day on which a sale is transacted shall be used. If there are no reported sales on the date on which an Offering Period ends, then the closing sale price on the most recent preceding date on which a sale was transacted shall be used. If for any reason a closing sale price is not readily available, the Committee shall determine the price on such basis as it considers appropriate.

     2.13 "Grant Date" means the first day of an Offering Period.

     2.14 "Kroll-O'Gara" means The Kroll-O'Gara Company.

     2.15 "Kroll-O'Gara Stock" means shares of Kroll-O'Gara's common stock, $.01 par value.

     2.16 "Offering Period" means a period of time which either (i) begins on January 1 and ends on June 30 or (ii) begins on July 1 and ends on December 31; provided that the Committee shall have the authority to change the beginning and ending dates and/or the duration of Offering Periods from time to time so long as any change is announced to Participants at least five days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

     2.17 "Participant" means an Eligible Employee who elects to participate in the Plan.

     2.18 "Plan" means this Employee Stock Purchase Plan.

     2.19 "Stock Purchase Account" means the account maintained for each Participant which consists of (i) the Participant's Available Funds, (ii) Kroll-O'Gara Stock purchased for the Participant's account with Available Funds and (iii) any other Kroll-O'Gara Stock credited to the account.

     2.20 "Subsidiary" means any corporation of which not less than 50% of the voting shares are held by Kroll-O'Gara or another Subsidiary.

3.   ENTRY INTO AND PARTICIPATION IN THE PLAN

     Any Eligible Employee may elect to become a Participant in the Plan by authorizing a payroll deduction on an authorization form provided by Kroll-O'Gara. The Eligible Employee's election to participate will be effective as of the first Grant Date following the delivery to Kroll-O'Gara (in accordance with Section 16 below) of the fully executed authorization form, and shall remain in effect until changed or revoked by the Eligible Employee. An Eligible Employee shall remain a Participant until that Eligible Employee receives distribution of all Available Funds and Kroll-O'Gara Stock credited to his or her Stock Purchase Account. No rights of a Participant to purchase Kroll- O'Gara Stock under this Plan may in any way be transferred to, or exercised by, another person.

4.   AUTHORIZED DEDUCTIONS

     A Participant shall authorize a regular payroll deduction of a whole dollar amount or a whole percentage amount subject to the following limitations: (i) the minimum deduction for any Participant shall be Five Dollars ($5.00) per week, (ii) the maximum deduction for any Participant per payroll shall be ten percent (10%) of the Participant's W-2 earnings associated with that payroll, and (iii) the maximum deduction in any calendar year shall be limited so as to comply with Section 8. The authorized deduction shall be made after federal, state and local income taxes, Social Security taxes, and any other authorized deductions have been deducted from compensation. A Participant may increase or decrease the amount of his or her deduction by executing an amended authorization form and filing it with Kroll-O'Gara; the change shall be effective with the first pay check received by the Participant which is no less than three business days after the amended authorization form is filed with the Human Resources Department of Kroll-O'Gara. A Participant also may discontinue deductions at any time; provided, however, that any Participant who ceases payroll deductions under this Plan altogether (other than to comply with Section
8), or who withdraws the Available Funds and Kroll-O'Gara Stock held in the Participant's Stock Purchase Account, will not be permitted to resume authorized payroll deductions until a Grant Date that is at least six (6) months after the date of such cessation of deductions or withdrawal. A Participant may resume authorized payroll deductions in accordance with Section 3.

5.   STOCK PURCHASE ACCOUNTS

     A Stock Purchase Account will be maintained in the name of each Participant. Authorized deductions will be credited to the Participant's Stock Purchase Account. Interest will not accrue or be paid to a Participant on Available Funds held in the Participant's Stock Purchase Account.

     Kroll-O'Gara Stock purchased will be held in the Stock Purchase Account maintained by the Custodian for each Participant, and any dividends paid on the Kroll-O'Gara Stock will be credited to that Stock Purchase Account. The Participant will be responsible for all taxes on any such dividends. Any cash dividends paid on Kroll-O'Gara Stock held in a Participant's Stock Purchase Account shall be used to purchase additional shares of Kroll-O'Gara Stock.

     Statements of a Participant's Stock Purchase Account balance shall be distributed to the Participant as soon as practical after the close of each Offering Period.

6.   GRANT OF OPTION TO PURCHASE

     On each Grant Date, each Participant shall be granted an option to purchase on the Exercise Date of such Offering Period the largest number of whole shares of Kroll-O'Gara Stock that can be purchased with the Available Funds in the Participant's Stock Purchase Account at the Exercise Price, provided that the maximum number of shares of Kroll-O'Gara Stock that may be purchased for the Participant may not exceed the limit set forth in Section 8 below.

7.   EXERCISE OF OPTION TO PURCHASE

     Unless a Participant has withdrawn from the Plan as provided in Section
13.1 or the Plan has been terminated or suspended, a Participant's option to purchase Kroll-O'Gara Stock shall be exercised automatically on each Exercise Date. No fractional shares of Kroll-O'Gara Stock shall be purchased upon exercise of a Participant's option. Any Available Funds which are not sufficient to purchase a whole share of Kroll-O'Gara Stock shall be retained in the Participant's Stock Purchase Account for use in a subsequent Offering Period.

8.   LIMITATION ON RIGHT TO PURCHASE

     In any calendar year, a Participant shall not be permitted to purchase an amount of Kroll-O'Gara Stock, through this or any other Code Section 423 plan, which exceeds $25,000 of fair market value of such Stock, determined based upon the fair market value of Kroll-O'Gara Stock on the Grant Date.

9.   SHAREHOLDER RIGHTS

     Kroll-O'Gara Stock purchased on behalf of a Participant as of an Exercise Date shall, for all purposes, be deemed to have been purchased at the close of business on that Exercise Date. Prior to that time none of the rights or privileges of a shareholder of Kroll-O'Gara shall exist with respect to such shares.

10.  SHARES AVAILABLE

     Not more than 1,000,000 shares of Kroll-O'Gara Stock may be sold under this Plan (such aggregate number to be appropriately adjusted to reflect any increase or decrease in the number of shares of Kroll-O'Gara Stock resulting from a subdivision or combination of shares, stock dividend payable to all shareholders or other capital adjustment). Shares of Kroll-O'Gara Stock may be purchased directly from Kroll-O'Gara (and may be either authorized and unissued shares or treasury shares) or on the open market. If Kroll-O'Gara Stock is purchased on the open market, Kroll-O'Gara shall pay the difference between the Exercise Price and the cost of such purchases, including any brokerage fees on all purchases. If, as of any Exercise Date, the purchase of shares of Kroll-O'Gara Stock with all Available Funds would cause the purchase of a number of shares in excess of that number of shares then available for purchase under the Plan, the Committee shall proportionately reduce the number of shares that could otherwise be purchased by each Participant on that Exercise Date in order to eliminate the excess and thereafter shall suspend further purchases and payroll deductions and cause the excess Available Funds of each Participant to be refunded.

11.  BENEFICIARY DESIGNATION

     A Participant may designate, on a form provided by Kroll-O'Gara for that purpose, a beneficiary or beneficiaries to receive the Participant's interest in this Plan in the event of the Participant's death, but such a designation shall not be effective for any purpose until it has been filed with Kroll-O'Gara by the Participant during the Participant's lifetime. In the event that a Participant fails to designate a beneficiary, or if for any reason such designation shall be legally ineffective, or if all designated beneficiaries predecease the Participant or die simultaneously with the Participant, distribution shall be made to the Participant's spouse; or if none, to the Participant's children in equal shares; or if none, to the Participant's parents in equal shares; or if none, to the Participant's estate.

12.  ADMINISTRATION OF THE PLAN

     Subject to the general control of, and superseding action by, the Board of Directors, the Committee shall have full power to administer this Plan, including the power to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate disputes relating to the Plan. Every finding, decision and determination of the Committee shall, subject as aforesaid, be final and binding on all parties.

     The members of the Committee shall be selected by the Board of Directors and are subject to removal by the Board of Directors.

13.  WITHDRAWALS AND DISTRIBUTIONS

13.1 REQUESTED BY PARTICIPANT

     Available Funds and Kroll-O'Gara Stock held in a Participant's Stock Purchase Account may be withdrawn by that Participant at any time by giving written notice to Kroll-O'Gara on a form provided for that purpose. A Participant may not withdraw less than all the Available Funds and Kroll-O'Gara Stock in the Participant's Stock Purchase Account. A Participant who makes such a withdrawal must cease all current payroll deductions under the Plan and will not be permitted to resume authorized payroll deductions under the Plan until a Grant Date that is at least six (6) months after the date of withdrawal.

13.2 REQUIRED BY THE PLAN

          All Available Funds and Kroll-O'Gara Stock in a Participant's Stock Purchase Account shall be distributed to the Participant in the event:

          (i) the Participant ceases to be an Eligible Employee; or

          (ii) the Plan is terminated.

14.  AMENDMENT OF THE PLAN

     The Board of Directors may at any time, or from time to time, alter or amend this Plan in any respect.

15.  EXPIRATION, TERMINATION AND SUSPENSION OF THE PLAN

     This Plan is designed to comply with the provisions of Section 423 of the Code. If this Plan does not at any time comply with Section 423, it shall be terminated by action of the Board of Directors as promptly as is practicable. This Plan has no termination date; however, the Board of Directors shall have the right to terminate or suspend the Plan at any time.

16.  NOTICES

     Any notice which a Participant files pursuant to this Plan shall be in the appropriate form and shall be delivered by hand or mailed, postage prepaid, to Kroll-O'Gara's Human Resources Department.

17.  NO RIGHT TO CONTINUED EMPLOYMENT

     Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of Kroll-O'Gara or any Subsidiary or to interfere with the right of Kroll-O'Gara or any Subsidiary to discipline, discharge or rehire any Employee at any time.

18.  USE OF FUNDS

     All payroll deductions received or held by Kroll-O'Gara under the Plan may be used by Kroll-O'Gara for any corporate purpose, and Kroll-O'Gara shall not be obligated to segregate such amounts.

19.  TAXES

     At the time an option is exercised, or at the time any Kroll-O'Gara Stock acquired under the Plan is disposed of, a Participant must make adequate provision for any resulting federal, state or other tax withholding obligations imposed on Kroll-O'Gara. At any time, Kroll-O'Gara may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for Kroll-O'Gara to satisfy its withholding obligations, including any withholding required to make available to Kroll-O'Gara any tax deductions or benefits attributable to the sale or early disposition of Kroll-O'Gara Stock by the Participant.

20.  OTHER CONDITIONS

     No Kroll-O'Gara Stock shall be issued pursuant to this Plan unless the issuance and delivery complies with all applicable provisions of law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations promulgated under each, and the requirements of any stock exchange or national market system on which Kroll-O'Gara Stock may then be listed.

THE KROLL-O'GARA COMPANY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING

The undersigned hereby appoints Jules B. Kroll, Wilfred T. O'Gara and Abram S. Gordon, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders of The Kroll-O'Gara Company to be held at The Omni Netherland Plaza Hotel, 35 West 5th Street, Cincinnati, Ohio on July 26, 2000, at 9:00 a.m. (EDT), and at any adjournments thereof:

1. Election of Jules B. Kroll, Thomas M. O'Gara, Wilfred T. O'Gara, Michael G. Cherkasky, Marshall S. Cogan, Michael J. Lennon, Raymond E. Mabus, Hugh E. Price and William S. Sessions as directors.

[ ]  FOR all nominees  [ ]  WITHHELD from all nominees
[ ] For all nominees except as noted on line below:

 *EXCEPTIONS _________________________________________


2. [ ] FOR   [ ] AGAINST   [ ] ABSTAIN on the proposal to approve and adopt the
                                              Company's Employee Stock Purchase
                                              Plan.

3. [ ] FOR   [ ] AGAINST   [ ] ABSTAIN on the proposal to ratify the appointment
                                              of Arthur Andersen LLP as
                                              independent auditors.

4. Upon such other business as may properly come before the meeting.

The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE PROPOSALS AND IN FAVOR OF THE NOMINEES LISTED ABOVE.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

As to any other matter or if any of the nominees is not available for election, said attorneys shall vote in accordance with the recommendation of the Board of Directors.

Please mark: I do [ ]   do not [ ]  plan to attend the meeting.

                                    Dated_______________________________,  2000

                                    ------------------------------------------

                                    ------------------------------------------
                                         (Signature of Shareholder)

                                    IMPORTANT: Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.